Exhibit 99.2

Unusual Machines Enters into a Definitive Agreement to Acquire Rotor Lab to Accelerate Drone Motor Production

ORLANDO, FL / ACCESS Newswire / June 13, 2025 / Unusual Machines, Inc. (NYSE American: UMAC), a leader in drone technology and component manufacturing, today announced it has signed a definitive agreement, effective June 12, 2025, to acquire Rotor Lab Pty Ltd, an Australian developer and manufacturer of electric motors and propulsion systems for unmanned aerial systems (UAS). The proposed acquisition is substantially an all-stock deal valued at $7.0 million (which includes a $3.0 million earnout).

Founded in 2022, Rotor Lab is a trusted provider of high-performance motors for both commercial and defense drone applications. Its product line includes precision-wound electric motors across multiple classes, from sub-400W units for small UAS to high-power motors supporting larger rotary and fixed-wing platforms.

Unusual Machines and Rotor Lab have already been working together for nearly a year, co-developing a family of motors including the 2207, 2807, and 3220 sizes. These motors will be among the first to enter production at Unusual Machines’ new U.S.-based motor factory in Orlando, Florida, which is expected to begin operations in September 2025.

The closing of the acquisition is contingent on satisfaction of customary closing conditions by the parties including the negotiation of an employment agreement with current Rotor Lab Chief Executive Officer Andrew Simpson, and required regulatory approvals.

“We are excited to welcome Andrew and the entire Rotor Lab team into Unusual Machines,” said Allan Evans, CEO of Unusual Machines. “Rotor Lab’s engineering and production capabilities accelerate our goal of building a resilient drone supply chain. Their technology and team will be a cornerstone of our motor development efforts as we scale manufacturing across both Australia and the United States.”

The existing Rotor Lab facility in Canberra will continue operations and serve as Unusual Machines’ engineering center for motor design, prototyping, and low-to-medium volume production. These capabilities will complement the company’s expanding U.S. manufacturing footprint and act as a second source for supply chain resiliency.

Andrew Simpson, CEO of Rotor Lab, added, “We founded Rotor Lab to deliver high-performance, sovereign propulsion solutions for drones. By joining Unusual Machines, we gain the resources and scale to grow faster, serve more customers, and expand our impact on the global drone ecosystem.”

About Unusual Machines

Unusual Machines manufactures and sells drone components and drones across a diversified brand portfolio, which includes Fat Shark, the leader in FPV (first-person view) ultra-low latency video goggles for drone pilots. The Company also retails small, acrobatic FPV drones and equipment directly to consumers through the curated Rotor Riot e-commerce store. With a changing regulatory environment, Unusual Machines seeks to be a dominant Tier-1 parts supplier to the fast-growing multi-billion-dollar U.S. drone industry. According to Fact.MR, the global drone accessories market is currently valued at $17.5 billion and is set to top $115 billion by 2032.

For more information, visit www.unusualmachines.com

About Rotor Lab

Rotor Lab Pty Ltd, headquartered in Canberra, Australia is a provider of high-performance electric motors for unmanned aerial systems (UAS), including fixed-wing and rotary platforms.

For more information, please visit www.rotorlab.com.au

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Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements include: our expectation that we will commence operations in our new Orlando manufacturing facility in September 2025 and close the Rotor Lab acquisition in the third quarter of 2025. Supply chain delays for manufacturing equipment we have ordered and (ii) any potential issues with Australian regulatory approval. The results expected by some, or all of these forward-looking statements may not occur. Factors that affect our ability to achieve these results include the impact of and duration of the tariff policies, including (i) Also see the Risk Factors contained in our Form 10-Q, filed with the SEC on May 8, 2025, Prospectus Supplement filed with the Securities and Exchange Commission (the “SEC”) on March 6, 2025 and in our Form 10-K for the year ended December 31, 2024. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. Any forward-looking statement made by us herein speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Investor Contact:

CS Investor Relations

investors@unusualmachines.com

917-633-8980

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